UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):

January 31, 2011

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5271 Viewridge Court, Suite 100

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 31, 2011, the Company reached settlements with the U.S. Securities and Exchange Commission (SEC) and the U.S. Department of Justice (DOJ) with respect to charges asserted by the SEC and DOJ relating to the anti-bribery, books and records, internal controls, and disclosure provisions of the Foreign Corrupt Practices Act (FCPA) and other securities law violations.

The Company settled civil charges with the SEC, agreeing to an injunction against further violations of the FCPA. Under the terms of the settlement with the SEC, the Company will pay a total of $6.35 million in profit disgorgement and prejudgment interest, in two installments, with $3.175 million payable immediately, and the remaining $3.175 million payable in the first quarter of 2012.

Under the terms of the settlement with the DOJ, the Company will pay a total of $8.0 million in penalties in three installments, with $3.5 million payable immediately, and $2.25 million payable in the first quarters of 2012 and 2013. As part of the settlement, the Company entered into a three-year deferred prosecution agreement (DPA) with the DOJ. If the Company remains in compliance with the terms of the DPA, at the conclusion of the term, the charges against the Company will be dismissed with prejudice.

Further, under the terms of the agreements, the Company will periodically report to the SEC and DOJ on its internal compliance program concerning anti-bribery. The amounts to be paid in connection with these settlements had been fully accrued by the Company as of September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Kevin S. Royal
Kevin S. Royal
Chief Financial Officer

Date: January 31, 2011